EXHIBIT 21--SUBSIDIARIES OF THE REGISTRANT

ARCHER-DANIELS-MIDLAND COMPANY

December 31, 2015

Following is a list of the Registrant's subsidiaries showing the percentage of voting securities owned:

	Organized Under the Laws of	Ownership

ADM Worldwide Holdings LP (A)	Cayman Islands	100
Archer Daniels Midland Europe BV (B)	Netherlands	100
ADM International Sarl (C)	Switzerland	100
ADM Agri-Industries Company (D)	Canada	100
ADM Do Brasil LTDA (E)	Brazil	100
ADM Investor Services, Inc. (F)	United States	100
ADM Milling Co. (G)	United States	100
Archer Daniels Midland Asia Pacific, Limited (H)	Hong Kong	100
ADM Ag Holding Limited (I)	British Virgin Islands	100
ADM Grain River System, Inc. (J)	United States	100
American River Transportation Co., LLC (K)	United States	100

(A) ADM Worldwide Holdings LP owns Archer Daniels Midland Europe BV and forty-eight subsidiaries whose names have been omitted.

(B) Archer Daniels Midland Europe BV owns ADM International Sarl, ADM Agri-Industries Company, and one hundred fifty-seven subsidiaries whose names have been omitted.

(C) ADM International Sarl owns twenty-six subsidiaries whose names have been omitted.

(D) ADM Agri-Industries Company owns ADM Do Brasil LTDA and eight subsidiaries whose names have been omitted.

(E) ADM Do Brasil LTDA owns seven subsidiaries whose names have been omitted.

(F) ADM Investor Services, Inc. owns two subsidiaries whose names have been omitted.

(G) ADM Milling Co. owns eleven subsidiaries whose names have been omitted.

(H) Archer Daniels Midland Asia Pacific, Limited owns ADM Ag Holding Limited.

(I) ADM Ag Holding Limited has no subsidiary.

(J) ADM Grain River System, Inc. owns three subsidiaries whose names have been omitted.

(K) American River Transportation Co., LLC has no subsidiary.

There are also fifty-four domestic subsidiaries and fifty international subsidiaries whose names have been omitted.

The unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.